EXHIBIT 4.02



                                 AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT


          AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "AMENDMENT"), dated as of August 7, 2006, to the Rights Agreement dated as of April 18, 2001, between The Reynolds and Reynolds Company and Wells Fargo Bank, N.A., as successor to Mellon Investor Services LLC, as Rights Agent (the "RIGHTS AGENT"), as amended on October 26, 2004 (the "RIGHTS AGREEMENT").


                                   WITNESSETH


          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          WHEREAS, Universal Computer Systems Holding, Inc. a Delaware corporation ("Parent"), Racecar Acquisition, Inc. a Ohio corporation and a wholly owned indirect subsidiary of Parent ("MergerCo") and The Reynolds and Reynolds Company, a Ohio corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which MergerCo will merge with and into the Company, with the Company as the surviving corporation and whereby all the Company's issued shares of common stock will be converted into the right to receive cash;

          WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the voting agreements among Parent, MergerCo, on the one hand, and Mr. Richard H. Grant III. and Mr. Finbarr O'Neill (the "Voting Agreements");

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement; and

          WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and has approved this Amendment, and the Company and the Rights Agent desire to evidence such amendment in writing.

          NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

          1. AMENDMENT OF SECTION 1.

          Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:

          "MERGERCO" shall mean Racecar Acquisition, Inc. a [Ohio] corporation and a wholly owned indirect subsidiary of UCI.


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          "MERGER" shall mean the "Merger" as such term is defined in the Merger
Agreement.

          "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, dated as of August 7, 2006, by and among UCI, MergerCo and the Company, as it may be amended from time to time.

          "UCI" shall mean Universal Computer Systems Holdings, Inc.

          2. AMENDMENT OF DEFINITION OF "ACQUIRING PERSON". The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Rights Agreement to the contrary, neither UCI, MergerCo, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing."

          3. AMENDMENT OF DEFINITION OF "DISTRIBUTION DATE". The definition of "Distribution Date" in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately after the words "evidenced solely by the Right Certificate":

     "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreements or (iv) the public announcement of any of the foregoing."

          4. AMENDMENT OF DEFINITION OF "STOCK ACQUISITION DATE". The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Rights Agreement to the contrary, a "Stock Acquisition Date" shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreements or (iv) the public announcement of any of the foregoing."

          5. AMENDMENT OF SECTION 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 3(d):


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


     "Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the approval, execution, delivery or performance of the Voting Agreements,
     (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreements or (iv) the public announcement of any of the foregoing."

          6. AMENDMENT OF SECTION 7(A). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting "(i) the Close of Business on May 11, 2009 (the "Final Expiration Date")" and replacing it with the following:

     "(i) the earlier of (x) the Close of Business on May 11, 2009 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (such earlier date, the "Final Expiration Date").

          7. AMENDMENT OF SECTION 11(A)(II). Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence to the end of that section:

     "Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or the Voting Agreements or (iv) the public announcement of any of the foregoing."

          8. AMENDMENT TO SECTION 13. Section 13 of the Rights Agreement is amended to read as follows:

     Section 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. (a) In the event that, directly or indirectly, at any time after a Person has become an Acquiring Person, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or the Company or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as


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


     a whole) to any Person or Persons, other than the Company or one or more of its wholly-owned Subsidiaries in one or more transactions each of which complies with Section 11(o), (other than, in the case of any transaction described in (x), (y) or (z) above, the Merger), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, and in lieu of shares of Common Stock of the Company, such number of validly authorized and issued, fully paid, nonassessable and freely tradable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of shares of Common Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event, and dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by (2) 50% of the current market price (determined pursuant to Section 11(d)) per share of Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 shall apply only to such Principal Party following the first occurrence of a Section 13 Event;
     (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its shares of Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and
     (v) the provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of any Section 13 Event.

        (b) "PRINCIPAL PARTY" shall mean:

        (i) in the case of any transaction described in clause (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation; and

        (ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

PROVIDED, HOWEVER, that in any such case, (1) if the Common Stock of such Person is not at such time and has not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered,


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


"Principal Party" shall refer to such other Person; and (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stock of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value.

        (c) The Company shall not consummate any such consolidation, merger, sale or transfer, (other than the Merger), unless the Principal Party shall have a sufficient number of its authorized shares of Common Stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and
(b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party will:

        (i) prepare and file a registration statement under the Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and
(B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Expiration Date; and

        (ii) will deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

The provisions of this Section 13 shall similarly apply to any successive mergers or consolidations or sales or other transfers (other than the Merger). In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in
Section 13(a).

          8. EFFECTIVENESS. This Amendment shall be effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

          9. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement in connection with the entering into and delivery of this Amendment.


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


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



Attest:                                     THE REYNOLDS AND REYNOLDS COMPANY


By:                                         By:
   --------------------------------            --------------------------------
   Name:  Robert S. Guttman                    Name:  Finnbar O'Neill
   Title: Executive Vice President             Title:  Chief Executive Officer
          General Counsel and Secretary


Attest:                                     WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION


By:                                         By:
   --------------------------------            --------------------------------
   Name:                                       Name:
   Title:                                      Title:



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